AMENDMENT TO SUB-INVESTMENT MANAGEMENT CONTRACT


1.	It is hereby agreed that on June 8, 1999, the Trustees
voted to amend Section 5 of the Fund's Sub-Investment Management Contract. The amendment reduced the compensation to the Sub-Adviser, effective as of the close of business on June 30, 1999, as follows:

(i) 0.35% of the first $100,000,000 of the average daily net asset value of the Fund; (ii) 40% of the investment advisory fee received by the Adviser for the next
$700,000,000 of average daily net assets; and (iii) 0.10% of the average daily net asset value of the Fund in excess of $800,000,000.


Executed this 8th day of June, 1999.


JOHN HANCOCK SERIES TRUST
on behalf of John Hancock Global Technology
Fund


By:
_______________________________________________
____
       President, Chief Investment Officer and
Chief Operating Officer



JOHN HANCOCK ADVISERS, INC.


By:
___________________________________________
Vice President and Corporate Secretary



AMERICAN FUND ADVISORS, INC.


By:
___________________________________________